Exhibit 12

Stradley Ronon Stevens & Young, LLP
2005 Market Street
Suite 2600
Philadelphia, PA 19103
Telephone 215.564.8000
Fax 215.564.8120
www.stradley.com

Dean V. Krishna

dkrishna@stradley.com

215.564.8707

June 14, 2024

Board of Trustees, HC Capital Trust
Five Tower Bridge, 300 Barr Harbor Drive, Suite 500

West Conshohocken, PA 19428-2970

Re:	Plan of Reorganization (“Plan”) dated the 12th day of March 2024, adopted by the Board of Trustees of HC Capital Trust, a Delaware statutory trust, to provide for the reorganization of each of its Value Equity Portfolio and the Small Capitalization-Mid Capitalization Equity Portfolio (each, a “Target Portfolio,” and together, the “Target Portfolios”) into its U.S. Equity Portfolio (the “Acquiring Portfolio”).

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganization (hereinafter each referred to as a “Reorganization” and collectively as the “Reorganizations”) of each of the Value Equity Portfolio and the Small Capitalization-Mid Capitalization Equity Portfolio, as such Reorganizations are described in the Plan and all upon and subject to the terms and conditions of the Plan. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.

In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Plan, dated as of the 12th day of March, 2024; (b) the Joint Proxy Statement/Prospectus provided to shareholders of the Target Portfolios dated April 17, 2024; (c) certain representations concerning the Reorganizations made to us by the Trust, on behalf of the Acquiring Portfolio and each Target Portfolio, in a letter dated June 14, 2024 (the “Representation Letter”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we have assumed that each Target Portfolio on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the

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A Pennsylvania Limited Liability Partnership

June 14, 2024

Reorganization, the Acquiring Portfolio will continue to satisfy, the requirements of Subchapter M of the Code, for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganizations are carried out in accordance with the applicable laws of the State of Delaware, the terms of the Plan and the statements in the Representation Letter for the Target Portfolios and the Acquiring Portfolio, it is our opinion that for federal income tax purposes, with respect to each Reorganization:

1.                  The acquisition by the Acquiring Portfolio of substantially all of the assets of the Target Portfolio, as provided for in the Plan, in exchange for the shares of the Acquiring Portfolio and the assumption by the Acquiring Portfolio of the liabilities of the Target Portfolio, followed by the distribution by the Target Portfolio to its shareholders of such shares of the Acquiring Portfolio in complete liquidation and termination of the Target Portfolio, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Portfolio and the Acquiring Portfolio each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.                  No gain or loss will be recognized by the Target Portfolio upon the transfer of substantially all of its assets to, and assumption of its liabilities by, the Acquiring Portfolio in exchange solely for shares of the Acquiring Portfolio pursuant to Section 361(a) and Section 357(a) of the Code.

3.                  No gain or loss will be recognized by the Acquiring Portfolio upon the receipt by it of substantially all of the assets of the Target Portfolio in exchange solely for the assumption of the liabilities of the Target Portfolio and issuance of shares of the Acquiring Portfolio pursuant to Section 1032(a) of the Code.

4.                  No gain or loss will be recognized by the Target Portfolio upon the distribution of shares of the Acquiring Portfolio by the Target Portfolio to its shareholders in complete liquidation of the Target Portfolio pursuant to Section 361(c)(1) of the Code.

5.                  The tax basis of the assets of the Target Portfolio received by the Acquiring Portfolio will be the same as the tax basis of such assets in the hands of the Target Portfolio immediately prior to the transfer pursuant to Section 362(b) of the Code.

6.                  The holding periods of the assets of the Target Portfolio received by the Acquiring Portfolio will include the periods during which such assets were held by the Target Portfolio pursuant to Section 1223(2) of the Code.

7.                  No gain or loss will be recognized by the shareholders of the Target Portfolio upon the exchange of all of their Target Portfolio shares for the Acquiring Portfolio shares (including fractional shares to which they may be entitled), pursuant to Section 354(a) of the Code.

June 14, 2024

8.                  The aggregate tax basis of the shares of the Acquiring Portfolio to be received by a shareholder of a Target Portfolio (including fractional shares to which they may be entitled) as part of the Reorganization will be the same as the shareholder’s aggregate tax basis of the shares of the Target Portfolio pursuant to Section 358(a)(1).

9.                  The holding period of the shares of the Acquiring Portfolio received by a shareholder of a Target Portfolio (including fractional shares to which they may be entitled) as part of the Reorganization will include the period that a shareholder held the shares of the Target Portfolio (provided that such shares of the Target Portfolio are capital assets in the hands of such shareholder as of the Closing pursuant to Section 1223(1) of the Code).

10.              For purposes of Section 381 of the Code, the Acquiring Portfolio will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Department of the Treasury (the “Income Tax Regulations”), the items of the Target Portfolio described in Section 381(c) of the Code as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, if applicable, and the Income Tax Regulations promulgated thereunder.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Portfolios, the Acquiring Portfolio or any Target Portfolio shareholders with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code.

Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganizations.

Our opinion is conditioned upon the performance by the Trust, on behalf of the Acquiring Portfolio and the Target Portfolios, of the undertakings in the Plan and the Representation Letter. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganizations or any transaction related to or contemplated by such Reorganizations (or incident thereto) or (ii) the effect, if any, of the Reorganizations on any other transaction and/or the effect, if any, of any such other transaction on the Reorganizations.

June 14, 2024

We hereby consent to the use of this opinion as an exhibit to the registration statement of the Acquiring Portfolio on Form N-14, and any amendments thereto, covering the registration of the Acquiring Portfolio shares under the Securities Act of 1933, as amended, to be issued in the Reorganizations.

Very truly yours,

EXHIBIT A

CHART OF REORGANIZATIONS

ACQUIRING PORTFOLIO	TARGET PORTFOLIOS	CLOSING DATE

The U.S. Equity Portfolio, a series of HC Capital Trust	The Value Equity Portfolio, a series of HC Capital Trust	June 14, 2024
The Small Capitalization-Mid Capitalization Equity Portfolio, a series of HC Capital Trust

Exhibit A, Page 1